EXHIBIT 10.9 TO 2008 FORM 10-K

LETTER OF UNDERSTANDING

BioZone Corporation, Dr. Guenter B. Moldzio

11026 E. Crestline Circle

Englewood, Colorado 80111-3806

and

Medizone International, Inc.

144 Buena Vista

Stinson Beach, CA 94970

October 23, 2008

BioZone and Medizone hereby agree to the following understanding:

1)

BioZone will develop for Medizone International a portable ozone production and ozone destruct system to be used as a hospital sterilization system for surgical suites, ICU units and other critical areas.  The specifications of the system shall be agreed to between Dr. Moldzio and Dr. Shannon, the medical affairs representative for Medizone International.

2)

At each stage of development, as costs are incurred, BioZone shall keep Medizone informed as to the costs and time frame expected for payment of such.

3)

The target completion date for a fully functioning system is January 2009.

4)

Following delivery of the system, BioZone shall remain involved to work out any potential "bugs" and participate in continuing development so as to progress the system from an initial prototype to an eventual prototype production unit.  It is mutually understood this may require significant redesign and possibly may require moving from an initial air cooled ozone generator to a water cooled system.  Dr. Moldzio and Dr. Shannon shall determine those decisions.

5)

Assuming Medizone is able to maintain an adequate funding flow to fully support this project, and assuming there are no unexpected events of unforeseen proportion during the research stage, it is presently anticipated the hospital research stage of this project can be completed by July 2009.

6)

Following completion of the necessary research, as determined by Dr. Shannon, Medizone will then engage BioZone to begin construction of the initial version of the device intended for manufacturing and marketing.

7)

The devices as developed by BioZone for Medizone, shall only be marketed through Medizone International exclusively.  Nothing in this agreement shall be construed to mean Medizone's rights are limited to hospital sterilization.  Future applications, such as the clearing of buildings for use as bio-terrorism counter measures and similar applications are perceived as future developments and also covered under this Letter of Understanding.

8)

In the event that demand exceeds the production capability of BioZone, Medizone and BioZone agree to the following: a. Dr. Moldzio will work with Medizone to establish a larger manufacturing facility, which he will oversee.  The details of which to be worked out and agreed to between Dr. Moldzio and Medizone at that time; or b. Medizone may choose to outsource manufacturing in which case BioZone will receive a 15% royalty based on Medizone's purchase price per unit. Said royalty would be paid monthly.

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9)

In overview, the intent of this agreement is that BioZone will develop this product with Medizone, then manufacture the product commercially for Medizone, at minimum through the initial stages of production.  Medizone shall own the sole rights to the development and sales of the finished product and BioZone shall have manufacturing rights or a royalty should other vendors be used for manufacturing in the future.

10)

The term of this agreement shall be 5 years from the date October 23, 2008.

________________________________            ________________________________

Dr. Guenter B. Moldzio

Edwin G. Marshall

President

Chairman & CEO

BioZone Corporation

Medizone International

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